EXHIBIT 99.1




              INTEL'S 1997 REVENUE AND EARNINGS SET NEW RECORDS
        1997 Revenue up 20% to $25.1 Billion; 1997 EPS $3.87, up 33%;
                           Record quarterly revenue

SANTA  CLARA, Calif., Jan. 13, 1998 - Driven by the rapid  market
acceptance  of  the  Pentium(R) II processor and the   Pentium(R)
processor with MMX(TM) technology, both of which were introduced in 1997, Intel's 1997 revenues and earnings per share set new records, the company said today. 1997 was the eighth consecutive year of both record revenue and earnings for Intel.
     Revenue totaled $25.1 billion in 1997, up from $20.8 billion in 1996. Net income was $6.9 billion or $3.87 per share, up from $5.2 billion or $2.90 per share in 1996.
     Fourth quarter revenue of $6.5 billion set a record, and was up from $6.4 billion for the fourth quarter of 1996. Net income was $1.7 billion for the fourth quarter, down from $1.9 billion for the comparable period a year ago. Earnings per share in the fourth quarter were $0.98, down from $1.06 in the final quarter of 1996.
      "In 1997 our factories ramped new processing and packaging technologies at an unprecedented rate," said Dr. Andrew S. Grove, chairman and chief executive officer. "We introduced two major
new  microprocessors, the Pentium processor with MMX   technology
and  the Pentium II processor, essentially replacing our previous product line."
      "New market segments, from the basic PC to high performance workstations and servers, offer growth opportunities for Intel. In November, we announced a realignment of our product strategies and management to embrace all segments, positioning Intel to excel in a worldwide computing industry that continues to evolve and expand."
      In  the fourth quarter, the company repurchased a total  of
12.7  million  shares of common stock at a cost of  $1.0  billion
under  an  ongoing  program.   For  the  full  year  the  company
repurchased 43.6 million shares at a cost of $3.4 billion. Since the program began in 1990, the company has repurchased 213.4 million shares at a total cost of $6.9 billion.
      During  the  quarter,  the company  announced  its  regular
quarterly  cash  dividend of $0.03 per share.   The  dividend  is
payable on March 1, 1998 to stockholders of record on February 1, 1998. Intel has paid a quarterly dividend for over five years.
      Intel's  1998 Step-Up Warrants (INTCW) expire on March  14,
1998.   The warrants must be exercised on or before Friday, March
13, 1998. The last day of trading of the warrants on The Nasdaq Stock Market will be March 10, 1998.


                         BUSINESS OUTLOOK
                         ----------------
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release, except as noted below.

** The company expects revenue for the first quarter of 1998 to be approximately flat with fourth quarter revenue of $6.5 billion.
** Gross margin percentage in the first quarter of 1998 is expected to be down a few points from 59 percent in the fourth quarter, primarily the result of purchased components used on the SEC cartridge for the Pentium II processor. Intel's gross margin expectation for 1998 is 55 percent, plus or minus a few points. In the short-term, Intel's gross margin percentage varies primarily with revenue levels and product mix.
** The company still believes that over the long-term, the gross margin percentage will be 50 percent plus or minus a few points. Intel's long-term gross margin percentage will vary depending on product mix.
** Expenses (R& D plus MG &A) in the first quarter of 1998 are expected to be approximately 2 to 5 percent lower than the expenses of $1.4 billion in the fourth quarter, primarily because of seasonally lower marketing and advertising expenses. Expenses are dependent in part on the level of revenue.
** R & D spending is expected to be approximately $2.8 billion for 1998, up from $2.3 billion in 1997.
** The company expects interest and other income for the first quarter of 1998 to be approximately $175 million assuming no significant changes in cash balances, or interest rates, and no unanticipated items.
** The tax rate in 1998 is expected to be 34.0 percent.
** Capital spending for 1998 is expected to be approximately $5.3 billion, up from $4.5 billion in 1997.
** Depreciation is expected to be approximately $2.7 billion for 1998, up from $2.2 billion in 1997. Depreciation in the first quarter of 1998 is expected to be approximately $580 million.

** The FTC announced on January 13 that it would not seek to enjoin Intel's proposed acquisition of Chips and Technologies, Inc. If completed, the acquisition is expected to result in a one-time charge to Intel's earnings. The amount of the charge has not yet been determined.

      The above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions, and growth in the computing industry in various geographic regions; changes in customer order patterns, including changes in customer and channel inventory levels and in seasonal PC buying patterns; changes in the mixes of microprocessor types and speeds, motherboards, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; changes in end users' preferences; risk of inventory obsolescence and variations in inventory valuation; excess of purchased components; timing of software industry product introductions; continued success in technological advances, including development, implementation and initial production of new strategic products and processes in a cost-effective manner; execution of the manufacturing ramp; excess or shortage of manufacturing capacity; the ability to successfully integrate any acquired businesses, enter new market segments and manage the growth of such businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); risks associated with foreign operations; litigation involving intellectual property and consumer issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended September 27, 1997 (Part I, Item 2, Outlook section).



                              INTEL CORPORATION
                              -----------------
                  CONSOLIDATED SUMMARY FINANCIAL STATEMENTS
                  -----------------------------------------
                     (Millions, except per share amounts)
                     ------------------------------------


INCOME                             3 Months Ended           12 Months Ended
                                   --------------           ---------------
                                 Dec. 27,   Dec. 28,      Dec. 27,    Dec. 28,
                                   1997       1996          1997        1996
                                   ----       ----          ----        ----
NET REVENUE                      $ 6,507    $ 6,440       $25,070     $20,847
                                 -------    -------       -------     -------
Cost of sales                      2,691      2,392         9,945       9,164
Research and development             605        520         2,347       1,808
Marketing, general
  and administrative                 818        722         2,891       2,322
                                 -------    -------       -------     -------
Operating costs and expenses       4,114      3,634        15,183      13,294
                                 -------    -------       -------     -------
OPERATING INCOME                   2,393      2,806         9,887       7,553
Interest and other                   201        133           772         381
                                 -------    -------       -------     -------
INCOME BEFORE TAXES                2,594      2,939        10,659       7,934
Income taxes                         851      1,029         3,714       2,777
                                 -------    -------       -------     -------
NET INCOME                       $ 1,743    $ 1,910       $ 6,945     $ 5,157
                                 =======    =======       =======     =======

BASIC EARNINGS PER SHARE         $  1.07    $  1.16       $  4.25     $  3.13
                                 =======    =======       =======     =======

DILUTED EARNINGS PER SHARE       $  0.98    $  1.06        $ 3.87     $  2.90
                                 =======    =======       =======     =======

COMMON SHARES OUTSTANDING          1,633      1,644         1,635       1,645
COMMON SHARES ASSUMING DILUTION    1,785      1,794         1,795       1,776

-----------------------------------------------------------------------------

BALANCE SHEET
                                                      At               At
                                                   Dec. 27,         Dec. 28,
                                                     1997             1996
                                                     ----             ----
CURRENT ASSETS
--------------
Cash and short-term investments                    $ 9,927          $ 7,994
Accounts receivable                                  3,438            3,723
Inventories                                          1,697            1,293
Deferred tax assets and other                          805              674
                                                   -------          -------
  Total current assets                              15,867           13,684
Property, plant and equipment, net                  10,666            8,487
Long-term investments                                1,839            1,353
Other assets                                           508              211
                                                   -------          -------
  TOTAL ASSETS                                     $28,880          $23,735
                                                   =======          =======
CURRENT LIABILITIES
-------------------
Short-term debt                                    $   322          $   389
Accounts payable and accrued liabilities             4,017            3,014
Deferred income on shipments to distributors           516              474
Income taxes payable                                 1,165              986
                                                   -------          -------
  Total current liabilities                          6,020            4,863
                                                   -------          -------
LONG-TERM DEBT                                         448              728
                                                   -------          -------
DEFERRED TAX LIABILITIES                             1,076              997
                                                   -------          -------
PUT WARRANTS                                         2,041              275
                                                   -------          -------
STOCKHOLDERS' EQUITY
Common Stock and
  capital in excess of par value                     3,311            2,897
Retained earnings                                   15,984           13,975
                                                   -------          -------
  Total stockholders' equity                        19,295           16,872
                                                   -------          -------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $28,880          $23,735
                                                   =======          =======